EXHIBIT 99.1

Legacy Reserves LP Announces Third Quarter 2011 Results

MIDLAND, Texas, Nov. 2, 2011 (GLOBE NEWSWIRE) -- Legacy Reserves LP ("Legacy") (Nasdaq:LGCY) today announced its third quarter results for 2011. The final unaudited Quarterly Report will be released and filed on or about November 4, 2011.

A summary of selected financial information follows. For consolidated financial statements, please see accompanying tables.

	Three Months Ended		Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2011	2011	2011	2010
	(dollars in millions)
Production (Boe/d)	13,793	13,363	12,842	9,370
Revenue	$84.4	$92.8	$250.0	$154.1
Commodity derivative cash settlements	$0.8	($6.3)	($3.8)	$15.3
Expenses	$60.2	$55.5	$170.4	$130.0
Operating income	$24.1	$37.4	$79.6	$24.1
Unrealized gain on commodity derivatives	$106.8	$41.9	$71.5	$15.0
Net income	$125.1	$65.9	$130.6	$29.5
Adjusted EBITDA (*)	$52.1	$53.8	$148.3	$100.7
Development capital expenditures	$22.8	$17.4	$52.1	$19.3
Distributable Cash Flow (*)	$24.1	$31.4	$79.1	$67.5
* Non-GAAP financial measure. Please see Adjusted EBITDA and Distributable Cash Flow table at the end of this press release for a reconciliation of these measures to their nearest comparable GAAP measure.

Highlights of the third quarter of 2011 compared to the second quarter of 2011 include the following:

  Production increased 3% to 13,793 Boe per day in the third quarter of 2011 from 13,363 Boe per day in the second quarter of 2011 primarily due to production from acquisitions, including a full quarter of production from our acquisition of Permian Basin natural gas assets for $66 million that closed on May 5, 2011.  From the second quarter to the third quarter, our oil production decreased by 1%, our natural gas production increased by 13%, and our NGL production increased by 8%. In addition, on a year-over-year basis, our quarterly production has increased by 41%.

  Average realized prices, excluding commodity derivatives settlements, were $66.49 per Boe in the third quarter of 2011, down 13% from $76.34 per Boe in the second quarter of 2011. Average realized oil prices decreased 13% to $83.96 per Bbl in the third quarter from $96.93 per Bbl in the second quarter, average realized natural gas prices decreased 3% to $6.30 per Mcf in the third quarter from $6.47 per Mcf in the second quarter, and average realized NGL prices decreased 4% to $1.32 per gallon in the third quarter from $1.37 per gallon in the second quarter. Our average realized natural gas prices are favorably impacted by the NGL content in our Permian Basin natural gas.

  Oil, NGL and natural gas sales, excluding commodity derivatives settlements, were $84.4 million in the third quarter of 2011, down 9% from $92.8 million in the second quarter of 2011 due to lower realized commodity prices that were partially offset by increased production.

  Production expenses, excluding taxes, increased 5% to $22.1 million in the third quarter of 2011 from $21.0 million in the second quarter of 2011. This increase primarily reflects increased well count and production from acquisitions and drilling, as well as modest cost increases. Production expenses per Boe increased only 1% to $17.41 per Boe in the third quarter from $17.25 per Boe in the second quarter, as the factors listed above that caused increases were partially offset by a full quarter of lower cost production (less than $5.00 per Boe) from our May 2011 Permian Basin natural gas acquisition.

  Legacy's general and administrative expenses were $3.8 million or $3.01 per Boe during the third quarter of 2011 compared to $4.5 million or $3.66 per Boe during the second quarter of 2011.  This decrease was primarily due to a decrease in non-cash compensation expense to approximately $6,000 during the third quarter from $0.5 million during the second quarter, as declining unit prices resulted in reduced LTIP compensation liability and reduced corresponding expense.

  Cash settlements received on our commodity derivatives during the third quarter of 2011 were $0.8 million compared to $6.3 million paid during the second quarter of 2011, with the increase attributable to lower front month prices for oil and natural gas during the third quarter. Unlike natural gas hedges that settle during the same month in which its corresponding volumes are hedged, crude oil hedges settle during the month after its corresponding volumes are hedged. This lag effect on crude oil hedges during a period of declining commodity prices caused our cash hedging settlements to be approximately $2.2 million lower during the third quarter. In addition, our production was 68% hedged in the third quarter compared to 71% hedged in the second quarter. We also reported an unrealized gain of $106.8 million on our commodity derivatives portfolio in the third quarter compared to an unrealized gain of $41.9 million in the second quarter due to lower commodity futures prices.

  Adjusted EBITDA decreased 3% to $52.1 million during the third quarter of 2011 from $53.8 million during the second quarter of 2011, as lower realized commodity prices and higher production expenses were partially offset by higher production volumes, higher realized commodity derivatives settlements, lower production and ad valorem taxes, and lower general and administrative expenses.  In addition, on a year-over-year basis, our quarterly Adjusted EBITDA has increased by 46%. (See "Non-GAAP Financial Measures" and the associated table for a discussion of management's use of Adjusted EBITDA in this release and a reconciliation of Legacy's consolidated net income to Adjusted EBITDA.)

  Development capital expenditures increased to $22.8 million in the third quarter of 2011 from $17.4 million in the second quarter of 2011. As announced on October 21, we also increased our 2011 development capital expenditures budget from $60 million to $70 million. These increases reflect higher working interests in our operated Wolfberry drilling projects, more non-operated development projects and modest increases in drilling and completion costs.

  Distributable cash flow decreased to $24.1 million in the third quarter compared to $31.4 million in the second quarter of 2011. This decrease was due primarily to higher development capital expenditures, as well as lower Adjusted EBITDA and slightly higher cash interest expense due to higher average debt outstanding during the third quarter.

  Distributable cash flow per unit decreased to $0.55 per unit in the third quarter of 2011 from $0.72 per unit in the second quarter of 2011, as distributable cash flow decreased during the third quarter while the average number of units stayed relatively constant between the second and third quarters.

  We generated net income of $125.1 million, or $2.87 per unit, in the third quarter of 2011, as higher production, higher commodity derivative settlements, lower production and ad valorem taxes, lower general and administrative expenses, and an unrealized gain of $106.8 million on our commodity derivatives were partially offset by lower realized commodity prices, higher production expenses, and a $4.7 million impairment charge on our oil and natural gas properties.  We reported net income of $65.9 million, or $1.51 per unit, in the second quarter of 2011, which included an unrealized gain of $41.9 million on our commodity derivatives.

Cary D. Brown, Chairman and Chief Executive Officer of Legacy Reserves GP, LLC, the general partner of Legacy, commented: "During a quarter of economic uncertainty and declining commodity prices, Legacy again produced strong results, as we increased production and kept our expenses in line. Through the end of October, our 2011 acquisitions of producing properties totaled approximately $166 million, of which approximately $93.5 million of acquisitions have closed and $72.5 million of acquisitions are scheduled to close prior to the end of the year. We believe that these acquisitions will be accretive to our distributable cash flow per unit. In addition, after a record second quarter in which we invested $17.4 million in development capital, we invested $22.8 million in oil and NGL-rich drilling projects during the third quarter, and increased our 2011 development capital expenditures budget from $60 million to $70 million. The results from our operated Wolfberry drilling program continue to exceed our expectations, and we have participated in an increased number of non-operated oil drilling projects that should generate attractive rates of return. We believe that this $10 million of incremental development capital during 2011 will generate organic growth that we anticipate will support future cash distributions to our unitholders. Based on our quarterly Adjusted EBITDA of $52.1 million, which was the second-highest in our history, we increased our quarterly distribution for the fourth consecutive quarter to $0.545 per unit, which will be paid on November 14, 2011. On a year-over-year basis, we have increased our quarterly distribution by 4.8%. Finally, we generated distributable cash flow during the third quarter of approximately $24.1 million, or $0.55 per unit, covering our $0.545 distribution by 1.01 times. For the nine months ended September 30, 2011, we generated distributable cash flow of approximately $79.1 million, or $1.82 per unit, covering our $1.615 distribution by 1.13 times."

Steven H. Pruett, President and Chief Financial Officer, commented, "We are very pleased with our third quarter results, as we increased our production to record levels, kept our Adjusted EBITDA at a high level during a period of declining commodity prices, and continued to produce outstanding drilling results. Also, our recently announced Wyoming and Permian Basin acquisitions for $72.5 million are expected to increase our distributable cash flow per unit and provide additional positive momentum heading into 2012. On September 30, our 13-member bank group redetermined our borrowing base at $535 million, which was significantly oversubscribed and will expand to $550 million upon the closing of our pending Permian Basin acquisition that is expected on or about November 14. At the end of October, we had a debt balance of $410 million, leaving us with approximately $125 million of current availability under our credit agreement."

Commodity Derivatives Contracts

We have entered into the following oil and natural gas derivatives contracts, including swaps, collars and three-way collars, to help mitigate the risk of changing commodity prices. As of November 2, 2011, we had entered into derivatives agreements to receive average NYMEX West Texas Intermediate oil and WAHA, ANR-Oklahoma, and CIG-Rockies natural gas prices as summarized below starting with October 2011 through September 2016:

WTI:

	Annual	Average	Price
Calendar Year	Volumes (Bbls)	Price per Bbl	Range per Bbl
October - December 2011	583,432	$89.78	$67.33 -- $140.00
2012	1,638,921	$84.21	$67.72 -- $109.20
2013	1,124,243	$85.46	$80.10 -- $101.10
2014	586,514	$89.57	$87.50 -- $101.10
2015	218,051	$92.18	$90.50 -- $100.20
2016	45,600	$94.53	$91.00 -- $99.85

We have entered into multiple NYMEX West Texas Intermediate crude oil derivative three-way collar contracts. Each contract combines a long put, a short put and a short call. The use of the long put combined with the short put allows us to sell a call at a higher price thus establishing a higher ceiling and reducing our exposure to future settlement payments while also restricting our downside risk to the difference between the long put and the short put if the price of NYMEX West Texas Intermediate crude oil drops below the price of the short put. This allows us to settle for WTI market plus the spread between the short put and the long put in a case where the market price has fallen below the short put fixed price.  With our current contracts, if the market price falls below the short put fixed price, we would receive the market price plus either $25 or $30 per barrel, depending on the contract.  The following table summarizes the three-way oil collar contracts in place as of November 2, 2011:

	Annual	Average Short	Average Long	Average Short
Calendar Year	Volumes (Bbls)	Put Price	Put Price	Call Price
2012	384,600	$67.86	$94.29	$113.16
2013	599,170	$65.49	$91.40	$112.68
2014	719,380	$65.71	$91.09	$117.67
2015	696,550	$66.29	$91.29	$121.01
2016	91,000	$75.00	$100.00	$127.41

Additionally, we have entered into a costless collar for NYMEX WTI crude oil with the following attributes:

	Annual	Floor	Ceiling
Calendar Year	Volumes (Bbls)	Price	Price
October - December 2011	17,200	$ 120.00	$ 156.30
2012	65,100	$ 120.00	$ 156.30

Natural Gas (WAHA, ANR-Oklahoma, and CIG-Rockies hubs):

		Average	Price
Calendar Year	Volumes (MMBtu)	Price per MMBtu	Range per MMBtu
October - December 2011	1,799,854	$5.65	$4.15 -- $8.70
2012	4,772,990	$6.07	$4.19 -- $8.70
2013	3,630,654	$5.62	$4.68 -- $6.89
2014	2,091,254	$5.63	$4.95 -- $6.47
2015	1,339,300	$5.65	$5.14 -- $5.82
2016	219,200	$5.30	$5.30

Additionally, we have entered into a costless collar for WAHA natural gas with the following attributes:

		Floor	Ceiling
Calendar Year	Volumes (MMBtu)	Price	Price
2012	360,000	$ 4.00	$ 5.45

Location and quality differentials attributable to our properties are not reflected in the above prices. The agreements provide for a monthly settlement based on the difference between the agreement fixed price and the actual reference oil and natural gas index prices.

Quarterly Report on Form 10-Q

The consolidated financial statements and related footnotes will be available in our September 30, 2011 Form 10-Q, which will be filed on or about November 4, 2011.

Conference Call

As announced on October 21, 2011, Legacy will host an investor conference call to discuss Legacy's results on Thursday, November 3, 2011 at 9:00 a.m. (Central Time).  Investors may access the conference call by dialing (877) 266-0479.  A replay of the call will be available through Monday, November 7, 2011, by dialing (855) 859-2056 or (404) 537-3406 and entering replay code 20782217. Those wishing to listen to the live or archived web cast via the Internet should go to the Investor Relations tab of our website at www.LegacyLP.com.  The prepared portion of the call is open to all interested parties on a listen-only basis.  Following our prepared remarks, we will be pleased to answer questions from our listeners and investors.

About Legacy Reserves LP

Legacy Reserves LP is an independent oil and natural gas limited partnership headquartered in Midland, Texas, focused on the acquisition and development of oil and natural gas properties primarily located in the Permian Basin, Mid-Continent and Rocky Mountain regions of the United States. Additional information is available at www.LegacyLP.com.

The Legacy Reserves logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3201

Cautionary Statement Relevant to Forward-Looking Information

This press release contains forward-looking statements relating to our operations that are based on management's current expectations, estimates and projections about its operations. Words such as "anticipates," "expects," "intends," "plans," "targets," "projects," "believes," "seeks," "schedules," "estimated," and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: realized oil and natural gas prices; production volumes, lease operating expenses, general and administrative costs and finding and development costs; future operating results and the factors set forth under the heading "Risk Factors" in our annual and quarterly reports filed with the SEC. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Legacy undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

LEGACY RESERVES LP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,	June 30,	September 30,
	2011	2011	2011	2010
	(In thousands, except per unit data)
Revenues:
Oil sales	$ 63,387	$ 73,569	$ 196,220	$ 121,998
Natural gas liquids (NGL) sales	4,924	4,722	13,896	10,138
Natural gas sales	16,061	14,544	39,858	21,936
Total revenues	84,372	92,835	249,974	154,072

Expenses:
Oil and natural gas production	24,109	23,438	71,304	49,447
Production and other taxes	5,211	5,533	15,101	8,969
General and administrative	3,817	4,455	14,630	13,344
Depletion, depreciation, amortization and accretion	22,446	22,146	64,152	45,356
Impairment of long-lived assets	4,678	144	5,869	12,560
(Gain) loss on disposal of assets	(35)	(235)	(680)	311

Total expenses	60,226	55,481	170,376	129,987

Operating income	24,146	37,354	79,598	24,085

Other income (expense):
Interest income	5	5	12	10
Interest expense	(5,764)	(6,492)	(15,633)	(24,553)
Equity in income of partnership	35	43	107	71
Realized and unrealized net gains on commodity derivatives	107,603	35,606	67,753	30,339
Other	3	(62)	(55)	73

Income before income taxes	126,028	66,454	131,782	30,025

Income tax expense	(928)	(601)	(1,198)	(544)

Net income	$ 125,100	$ 65,853	$ 130,584	$ 29,481

Income per unit - basic and diluted	$ 2.87	$ 1.51	$ 3.00	$ 0.74

Weighted average number of units used in computing net income per unit
Basic	43,587	43,563	43,560	39,792

Diluted	43,607	43,563	43,572	39,792

LEGACY RESERVES LP
CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
(dollars in thousands)
September 30,
2011
ASSETS
Current assets:
Cash and cash equivalents	$ 1,605
Accounts receivable, net:
Oil and natural gas	33,697
Joint interest owners	17,698
Other	237
Fair value of derivatives	27,141
Prepaid expenses and other current assets	3,651
Total current assets	84,029

Oil and natural gas properties, at cost:
Proved oil and natural gas properties, at cost, using the successful efforts method of accounting	1,324,233
Unproved properties	14,432
Accumulated depletion, depreciation and amortization	(408,882)
929,783

Other property and equipment, net of accumulated depreciation and amortization of $3,244	2,885
Deposit on pending acquisition	2,750
Operating rights, net of amortization of $2,907	4,109
Fair value of derivatives	29,765
Other assets, net of amortization of $5,968	6,900
Investment in equity method investee	252
Total assets	$ 1,060,473

LIABILITIES AND UNITHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 7,784
Accrued oil and natural gas liabilities	50,794
Fair value of derivatives	5,129
Asset retirement obligation	18,801
Other	8,195
Total current liabilities	90,703
Long-term debt	406,000
Asset retirement obligation	96,640
Fair value of derivatives	9,117
Other long-term liabilities	1,859

Total liabilities	604,319
Commitments and contingencies
Unitholders' equity:
Limited partners' equity - 43,663,286 units issued and outstanding at September 30, 2011	455,993
General partner's equity (approximately 0.05%)	161
Total unitholders' equity	456,154

Total liabilities and unitholders' equity	$ 1,060,473

LEGACY RESERVES LP
SELECTED FINANCIAL AND OPERATING DATA

	Three Months Ended		Nine Months Ended
	September 30,	June 30,	September 30,
	2011	2011	2011	2010
(In thousands, except per unit data)
Revenues:
Oil sales	$ 63,387	$ 73,569	$ 196,220	$ 121,998
Natural gas liquid sales	4,924	4,722	13,896	10,138
Natural gas sales	16,061	14,544	39,858	21,936

Total revenue	$ 84,372	$ 92,835	$ 249,974	$ 154,072

Expenses:
Oil and natural gas production	$ 22,093	$ 20,982	$ 64,572	$ 45,032
Ad valorem taxes	$ 2,016	$ 2,456	$ 6,732	$ 4,415

Total oil and natural gas production including ad valorem taxes	$ 24,109	$ 23,438	$ 71,304	$ 49,447
Production and other taxes	$ 5,211	$ 5,533	$ 15,101	$ 8,969
General and administrative	$ 3,817	$ 4,455	$ 14,630	$ 13,344
Depletion, depreciation, amortization and accretion	$ 22,446	$ 22,146	$ 64,152	$ 45,356

Realized commodity derivative settlements:
Realized gain (loss) on oil derivatives	$ (1,857)	$ (8,852)	$ (11,849)	$ 7,772
Realized loss on natural gas liquid derivatives	$ --	$ --	$ --	$ (39)
Realized gain on natural gas derivatives	$ 2,703	$ 2,565	$ 8,084	$ 7,582

Production:
Oil (MBbls)	755	759	2,190	1,692
Natural gas liquids (Mgals)	3,735	3,456	10,509	9,781
Natural gas (MMcf)	2,548	2,248	6,397	3,798
Total (MBoe)	1,269	1,216	3,506	2,558
Average daily production (Boe/d)	13,793	13,363	12,842	9,370

Average sales price per unit (excluding commodity derivatives):
Oil price per barrel	$ 83.96	$ 96.93	$ 89.60	$ 72.10
Natural gas liquid price per gallon	$ 1.32	$ 1.37	$ 1.32	$ 1.04
Natural gas price per Mcf	$ 6.30	$ 6.47	$ 6.23	$ 5.78
Combined (per Boe)	$ 66.49	$ 76.34	$ 71.30	$ 60.23

Average sales price per unit (including realized commodity derivative settlements):
Oil price per barrel	$ 81.50	$ 85.27	$ 84.19	$ 76.70
Natural gas liquid price per gallon	$ 1.32	$ 1.37	$ 1.32	$ 1.03
Natural gas price per Mcf	$ 7.36	$ 7.61	$ 7.49	$ 7.77
Combined (per Boe)	$ 67.15	$ 71.17	$ 70.23	$ 66.22

NYMEX oil index prices per barrel:
Beginning of Period	$ 95.42	$ 106.72	$ 91.38	$ 79.36
End of Period	$ 79.20	$ 95.42	$ 79.20	$ 79.97

NYMEX gas index prices per Mcf:
Beginning of Period	$ 4.37	$ 4.39	$ 4.41	$ 5.57
End of Period	$ 3.67	$ 4.37	$ 3.67	$ 3.87

Average unit costs per Boe:
Oil and natural gas production	$ 17.41	$ 17.25	$ 18.42	$ 17.60
Ad valorem taxes	$ 1.59	$ 2.02	$ 1.92	$ 1.73
Production and other taxes	$ 4.11	$ 4.55	$ 4.31	$ 3.51
General and administrative	$ 3.01	$ 3.66	$ 4.17	$ 5.22
Depletion, depreciation, amortization and accretion	$ 17.69	$ 18.21	$ 18.30	$ 17.73

Non-GAAP Financial Measures

This press release, the financial tables and other supplemental information include  "Adjusted EBITDA" and "Distributable Cash Flow", both of which are non-generally accepted accounting principles ("non-GAAP") measures which may be used periodically by management when discussing our financial results with investors and analysts. The following presents a reconciliation of each of these non-GAAP financial measures to their nearest comparable generally accepted accounting principles ("GAAP") measure.  All such information is also available on our website under the Investor Relations link.

Adjusted EBITDA and Distributable Cash Flow are presented as management believes they provide additional information and metrics relative to the performance of our business, such as the cash distributions we expect to pay to our unitholders. Management believes that both Adjusted EBITDA and Distributable Cash Flow are useful to investors because these measures are used by many companies in the industry as measures of operating and financial performance, and are commonly employed by financial analysts and others to evaluate the operating and financial performance of the Partnership from period to period and to compare it with the performance of other publicly traded partnerships within the industry. Adjusted EBITDA and Distributable Cash Flow may not be comparable to a similarly titled measure of other publicly traded limited partnerships or limited liability companies because all companies may not calculate Adjusted EBITDA in the same manner.

"Adjusted EBITDA" and "Distributable Cash Flow" should not be considered as alternatives to GAAP measures, such as net income, operating income, cash flow from operating activities, or any other GAAP measure of financial performance.

Adjusted EBITDA is defined as net income (loss) plus:

  Interest expense;

  Income taxes;

  Depletion, depreciation, amortization and accretion;

  Impairment of long-lived assets;

  (Gain) loss on sale of partnership investment;

  (Gain) loss on disposal of assets (excluding settlements of asset retirement obligations);

  Unit-based compensation expense related to LTIP unit awards accounted for under the equity or liability methods;

  Unrealized (gain) loss on oil and natural gas derivatives; and

  Equity in (income) loss of partnership.

Distributable Cash Flow is defined as Adjusted EBITDA less:

  Cash interest expense;

  Cash income taxes;

  Cash settlements of LTIP unit awards; and

  Development capital expenditures.

The following table presents a reconciliation of our consolidated net income (loss) to Adjusted EBITDA and Distributable Cash Flow:

	Three Months Ended		Nine Months Ended
	September 30,	June 30,	September 30,
	2011	2011	2011	2010
	(dollars in thousands)
Net income	$ 125,100	$ 65,853	$ 130,584	$ 29,481
Plus:
Interest expense	5,764	6,492	15,633	24,553
Income tax expense	928	601	1,198	544
Depletion, depreciation, amortization and accretion	22,446	22,146	64,152	45,356
Impairment of long-lived assets	4,678	144	5,869	12,560
Equity in income of partnership	(35)	(43)	(107)	(71)
Unit-based compensation expense	6	528	2,446	3,288
Unrealized gain on oil and natural gas derivatives	(106,757)	(41,893)	(71,518)	(15,024)
Adjusted EBITDA	$ 52,130	$ 53,828	$ 148,257	$ 100,687

Less:
Cash interest expense	4,989	4,647	14,182	11,819
Cash settlements of LTIP unit awards	185	385	2,855	2,044
Development capital expenditures	22,832	17,386	52,127	19,288
Distributable Cash Flow	$ 24,124	$ 31,410	$ 79,093	$ 67,536
CONTACT: Legacy Reserves LP
         Steven H. Pruett, 432-689-5200
         President and Chief Financial Officer